Exhibit 10.3

SBM FINANCIAL, INC.

RESTRICTED STOCK UNITS AGREEMENT

SBM Financial, Inc. (the “Company”) hereby grants to the Participant named below a Restricted Stock Unit award (“Award”), each Restricted Stock Unit (“Restricted Stock Unit” or “RSU”) representing the right to receive one share of common stock of the Company, par value $0.01 per share (“Common Shares”) in accordance with the subject to the terms and restrictions of this Agreement (the “Agreement”) and the SBM Financial Equity Plan (the “Plan”), which is incorporated by reference and made a part of this Agreement. This is the first page of the Agreement, which describes in detail your rights with respect to the Restricted Stock Units granted to you hereby and which constitutes a legal agreement between you and the Company.

1.	Participant Name:

Employee ID:

2.	Award Date:

3.	Number of Restricted Stock Units:

4.	Vesting Date(s):	50% on _________________ and 50% on _________________

IN WITNESS WHEREOF, SBM Financial, Inc. and the Participant agree to be bound by the terms and provisions of this Agreement, as of the date noted below.

SBM FINANCIAL, INC.

By:
Title:
Date:

RECIPIENT:

ARTICLE I

RESTRICTED STOCK UNITS

Section 1.1 Restricted Stock Unit. “Restricted Stock Unit” means the right to receive one share of common stock of the Company, par value $0.01 per share (“Common Shares”) subject to the terms of this Agreement.

Section 1.2 Vesting. Subject to the terms and conditions of this Award, your Restricted Stock Units will vest on the vesting dates indicated on page one of this Agreement, provided that you remain employed by the Company until such vesting dates. No consideration shall be payable by Participant upon the Award Date or the Vesting Date.

Section 1.3 Termination of Employment. If your employment with the Company terminates prior to a Vesting Date your unvested Restricted Stock Units shall be forfeited and you shall have no rights thereunder or hereunder with respect to such unvested Restricted Stock Units.

Section 1.4 Change in Control. In the event of a Change in Control (as defined in the Plan), your Restricted Stock Units under this Agreement will automatically and individually vest to the extent not then vested.

ARTICLE II

RIGHTS AND SETTLEMENT

Section 2.1 Rights as a Shareholder. Your Restricted Stock Units will not give you any right to vote on any matter submitted to the Company’s stockholders. You will have voting rights with respect to the Common Shares represented by your Restricted Stock Units only after the shares have actually been issued to you.

Section 2.2 Restrictions on Transferability. You will not have any right to sell, assign, transfer, pledge, hypothecate or otherwise encumber your Restricted Stock Units. Any attempt to effect any of the preceding in violation of this Section 2.2, whether voluntarily or involuntary, will be void.

Section 2.3 Settlement of Your Restricted Stock Units. Promptly after the date your Restricted Stock Units vest pursuant to Section 1.2 or 1.4, the Company will deliver to you the number of Common Shares then represented by your vested Restricted Stock Units.

Section 2.4 Adjustment Due to Change in Capitalization. If any Capitalization Adjustment occurs, the number of Common Shares represented by your Restricted Stock Units may be appropriately and equitably adjusted as provided in the Plan.

ARTICLE III

ADMINISTRATION

Section 3.1 Administration. The Committee is authorized to interpret your Award and this Agreement and to make all other determinations necessary or advisable for the administration and interpretation of your Award to carryout its provisions and purposes.

Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of this Agreement shall be final, binding and conclusive for all purposes and upon all persons. The Committee may consult with legal counsel, who may be regular counsel to the Committee, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Tax Withholding. The Company will have the power to withhold, or require you to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to your Award (or settlement thereof), and delivery of Common Shares shall not occur until such requirements are satisfied. You shall have the right to elect (a) to have Common Shares deliverable in respect of your Award withheld by the Company or (b) to deliver to the Company previously acquired Common Shares, in each case, having a fair market value sufficient to satisfy your statutory minimum Federal, state and local tax obligation associated with the transaction.

Section 4.2 IRC Section 409A. Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations or other guidance issued thereunder, and this agreement and the payments of any benefits hereunder will be operated and administered accordingly. However, neither the Company nor the Committee shall have any liability to any person in the event Code Section 409A applies to this award or any payments hereunder in a transaction that results in adverse tax consequences to the award holder or any beneficiaries or transferees.

Section 4.3 Requirements of Law. The granting of your Award and the issuance of Common Shares will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 4.4 No Impact on Benefits. Your Award will not be compensation for purposes of calculating your rights under any employee benefit plan.

Section 4.5 Securities Law Compliance. The Company shall have the authority to determine the instruments by which your Award shall be evidenced. Instruments evidencing your Award may contain such other provisions as the Company deems advisable.

Section 4.6 Trading Black Out Periods. By entering into this Agreement you expressly agree that: (i) during all periods of your employment with the Company or its affiliates, or while you are otherwise maintained on the payroll of the Company or its affiliates, you agree to abide by any applicable trading “black out” periods with respect to purchases or sales of Company stock or exercises of stock options for the Company’s stock established from time to time by the Company (“Trading Black Out Periods”) and (ii) upon any cessation or termination of your employment with the Company and its affiliates for any reason, you agree that for a period of three (3) months following the effective date of any such termination or cessation of your employment or, if later, for a period of three (3) months following the date as of which you are no longer on the payroll of the Company and its affiliates, you agree to continue to abide by all such Trading Black Out Periods established from time to time by the Company.

Section 4.7 Other. This Agreement is binding on you and your executors, administrators, heirs and personal and legal representatives and on the Company and its successors or assigns.

This Agreement, including the Cover Page and the Plan, contains the entire Agreement and all terms between you and the Company with respect to this Award, and there are no other understandings, warranties or representations with respect to this Award. Terms used but not defined herein are defined in the Plan.

Nothing in this Agreement gives you the right to continue working for or with the Company nor changes the right which the Company has to terminate your employment at any time.

This Agreement and your Award shall be governed by the laws of the State of Maryland (other than its conflict of law principles).

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final, binding and conclusive for all purposes and upon all persons affected hereby. In the event of a conflict between any provision of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.